Exhibit 99.1

Manitex International Completes Acquisition of

Sabre Manufacturing LLC

$14 Million Transaction Extends Manitex International’s Presence in

Specialized Equipment and Adds to Energy Sector Offerings

Bridgeview, IL, August 19, 2013 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced that it has completed the previously announced acquisition of the business of Sabre Manufacturing LLC, a Knox, Indiana-based manufacturer of specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. The $14 million purchase consideration is comprised of $13 million in cash, being provided from the company’s bank credit line with Comerica, and $1 million in Manitex common stock. The acquisition closed on August 19, 2013 and is expected to be accretive to Manitex International’s earnings in 2013.

Sabre, a privately held company, has a history of consistent profitability driven by a strong product portfolio and engineered development to meet the needs of its customers in its markets. On a trailing twelve month basis to March 31, 2013, Sabre had revenues of approximately $39.1 million, adjusted EBITDA of approximately $4.5 million or 11.5% of sales, and earnings before tax of approximately $4.2 million. This represents a 3.1x EBITDA multiple for the transaction.

David J. Langevin, Chairman and CEO of Manitex International commented, “Building our company through both innovative product development and opportunistic acquisition remains our priority and we are excited to add this niche product line to our own. In addition to maintaining its current momentum, we see opportunities to enhance Sabre’s growth through introducing it into our larger dealership network and providing the resources of a larger Company to the sales and marketing of its products.”

“A leading manufacturer with a reputation for high quality and innovation, and serving a market of over $1 billion, annually, Sabre is a good fit to our specialized product portfolio. With strengthening environmental regulation, projected expansion of energy exploration, refining and petro chemical activity we believe Sabre is well positioned in growth markets. We’re excited about the transaction and welcome Sabre to the Manitex family,” concluded Mr. Langevin.

Sabre is anticipated to benefit from increases in industrial activity and general construction and continued trends of increasing demand for energy, as evident in the growth of refinery, petrochemical and hydraulic fracturing operations in North America. Sabre offers a comprehensive line of trailer based, above ground storage tanks for solid and liquid containment with capacities from 8,000 to 21,000 gallons and a large installed base in North America, that are sold through specialized independent tank rental companies.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

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Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex and Badger product lines. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com